Exhibit 99.1

PRESS RELEASES

PITNEY BOWES ANNOUNCES SECOND QUARTER RESULTS

STAMFORD, Conn., July 24 /PRNewswire-FirstCall/ -- Pitney Bowes Inc. (NYSE: PBI) today reported second quarter 2006 financial results.

For the second quarter 2006, revenue increased five percent to $1.39 billion and income from continuing operations was $121 million or $.54 per diluted share versus $.52 per diluted share for the prior year. In addition, the company recorded a $2.13 loss per diluted share in discontinued operations.

During the quarter, the company recorded an after-tax charge from restructuring activity of $3 million or $.01 per diluted share as part of the restructuring program that it intends to substantially complete this year. It also recorded an additional tax provision of $61 million associated with the anticipated tax settlement agreement with the Internal Revenue Service, of which $20 million is included in continuing operations and $41 million is included in discontinued operations. The company also recorded an additional tax provision of $16 million in discontinued operations related to a recent tax law change.

Excluding the impact of both the restructuring charge and the additional provision related to the tax settlement, adjusted diluted earnings per share from continuing operations was $.64 this quarter versus $.59 in the prior year.

On July 17, 2006, the company announced that it had completed the sale of its Capital Services external financing business to an affiliate of Cerberus Capital Management, L.P. The company recorded a $477 million loss in discontinued operations in the second quarter as a result of the sale of the Capital Services business, the sale of the Imagistics lease portfolio, the anticipated IRS settlement, and the additional tax provision related to the recent tax law change. Discontinued operations included net income of $.05 per diluted share from the Capital Services business, excluding the impact of the recent tax law change.

Mr. Critelli noted, "The sale of Capital Services is an important milestone for our company. We believe that it will enable investors to see more clearly the underlying strength and performance of our business. We are also further enhancing the transparency of our operations by providing more financial information about our business results."

Including discontinued operations, the company generated net cash from operating activities of $143 million during the quarter. Adjusted free cash flow was $70 million. Adjusted free cash flow reflects cash from operations after subtracting capital expenditures and excluding the impact of discontinued operations and the company's restructuring program. Year-to-date, the company has generated $430 million in net cash from operating activities and $261 million of adjusted free cash flow.

The company used $141 million to repurchase 3.3 million of its shares during the quarter and has $249 million of remaining authorization for future share repurchases. Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; support services; payment solutions; and mailing and customer communication software.
In the second quarter, Mailstream Solutions revenue increased five percent to $1.0 billion and earnings before interest and taxes (EBIT) increased five percent to $297 million, when compared with the prior year.

Within Mailstream Solutions:
U.S. Mailing operations had second quarter revenue growth of one percent to $568 million and EBIT growth of four percent to $234 million. There was strong growth in supplies and payment solutions as the meter base continues to transition to new digital technology. However, revenue continued to be adversely affected by the ongoing changing mix to more fully featured smaller systems. In addition, the company experienced a delay in some anticipated orders, and a higher than anticipated proportion of orders where revenue is recognized over time.

International Mailing revenue grew nine percent to $249 million while EBIT decreased by five percent to $42 million. International Mailing revenue benefited from growth in Europe. Transitional expenses related to the consolidation and outsourcing of European and Canadian administrative functions adversely affected International Mailing EBIT.

Worldwide revenue for Production Mail grew six percent to $133 million and EBIT increased 53 percent to $15 million. In the U.S. revenue growth was favorably affected by strong placements of inserting systems and by placements of the company's advanced, high-speed Infinity metering system. The strong U.S. results more than offset the weaker revenue performance outside of the U.S.

Software revenue grew 25 percent to $48 million and EBIT grew 41 percent to $5 million. Revenue growth benefited from strong demand for the company's software products and the acquisition of a print management company in the first quarter.

Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and international outbound mail services; and marketing services.

For the quarter, Mailstream Services reported revenue growth of six percent to $391 million and EBIT growth of 48 percent to $34 million, versus the prior year.

Within Mailstream Services:
Management Services revenue declined three percent for the quarter to $268 million and EBIT increased 21 percent to $22 million, consistent with the company's strategy to exit unprofitable accounts and facilities while focusing on higher value service offerings and administrative cost reductions.

Mail Services revenue grew 11 percent to $91 million and EBIT grew 192 percent to $9 million. Revenue reflects growth in presort and international mail services, while EBIT benefited from the ongoing successful integration of acquired sites and increased operating efficiencies. Marketing Services revenue increased 167 percent to $33 million and EBIT grew 60 percent to $4 million. EBIT margin was adversely affected by continued investments for growth initiatives. Outlook

The company anticipates third quarter revenue growth in the range of seven to nine percent for the third quarter and increased its revenue guidance to six to eight percent for the full year, to reflect recent acquisitions.

The company expects adjusted earnings per share in third quarter 2006 in the range of $0.65 to $0.67 and $2.66 to $2.72 for the full year. Earnings per share on a Generally Accepted Accounting Principles (GAAP) basis is expected to be $0.62 to $0.65 for the third quarter and $2.47 to $2.56 for the full year. The earnings expectations for third quarter and the full year are further summarized as follows:

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                       3Q06        3Q05     Full Year 2006   Full Year 2005
  Adjusted EPS   $0.65 to $0.67   $0.61     $2.66 to $2.72        $2.46
  Restructuring ($0.02 to $0.03) ($0.03)   ($0.07 to $0.10)      ($0.15)
  Foundation
   Contributions        N/A         N/A           N/A            ($0.03)
  Tax Reserve
   Increase             N/A         N/A         ($0.09)          ($0.24)
  GAAP EPS       $0.62 to $0.65   $0.58     $2.47 to $2.56        $2.04

Management of Pitney Bowes will discuss the company's results in a conference call today at 5:00 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at Http://www.pb.com/investorrelations.
Pitney Bowes engineers the flow of communication. The company is a $5.5 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit Http://www.pitneybowes.com/.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the company's results of operations. Restructuring charges often reflect retooling of the business in an episodic way. Although they represent actual expenses to the company, these episodic charges might mask the periodic income associated with our business had there not been a retooling. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.
Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site Http://www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of July 24, 2006. Quarterly results are preliminary and unaudited. This document contains "forward-looking statements" about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the third quarter and full year 2006, and our expected diluted earnings per share for the third quarter and for the full year 2006. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income for the three months ended June 30, 2006 and 2005, and consolidated balance sheets at June 30, 2006, March 31, 2006, and June 30, 2005, are attached.

  Editorial -- Sheryl Y. Battles
               VP, Corp. Communications
               203/351-6808

  Website -- Http://www.pitneybowes.com/

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                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                                   (Unaudited)

  (Dollars in thousands, except per share data)

                               Three Months Ended         Six Months Ended
                                     June 30,                 June 30,
                                2006        2005(1)       2006       2005(1)
  Revenue from:
    Equipment sales         $319,635     $297,815     $622,392     $588,577
    Supplies                  82,873       72,850      165,684      149,632
    Software                  47,640       38,138       89,635       74,055
    Rentals                  197,226      205,494      394,038      407,135
    Financing                174,447      164,699      352,592      325,524
    Support services         176,339      174,013      347,105      345,960
    Business services        391,050      369,597      779,409      719,653

           Total revenue   1,389,210    1,322,606    2,750,855    2,610,536

  Costs and expenses:
    Cost of equipment
     sales                   159,780      151,276      312,760      297,353
    Cost of supplies          19,796       17,678       40,404       36,267
    Cost of software          11,103        7,958       21,282       16,527
    Cost of rentals           42,300       43,969       85,839       86,286
    Cost of support
     services                 98,453       97,972      194,749      193,324
    Cost of business
     services                303,583      299,549      609,907      588,659
    Selling, general and
     administrative          432,531      406,744      850,193      818,881
    Research and
     development              40,980       40,508       82,516       82,286
    Interest, net             55,070       45,155      108,638       87,065
    Restructuring charge       5,041       26,402       10,638       10,562

           Total costs
            and expenses   1,168,637    1,137,211    2,316,926    2,217,210

  Income from continuing
   operations before
   income taxes              220,573      185,395      433,929      393,326

  Provision for income
   taxes                      96,077       61,634      169,657      132,220
  Minority interest            3,244        2,521        6,161        4,504

  Income from continuing
   operations                121,252      121,240      258,111      256,602
  Discontinued
   operations               (477,326)      13,718     (460,657)      23,631

  Net income               $(356,074)    $134,958    $(202,546)    $280,233

  Basic earnings per share
    Continuing
     operations                 0.55        $0.53        $1.15        $1.12
    Discontinued
     operations                (2.15)        0.06        (2.06)        0.10

    Net income                $(1.61)       $0.59       $(0.91)       $1.22

  Diluted earnings per share
    Continuing
     operations                $0.54        $0.52        $1.14        $1.10
    Discontinued
     operations                (2.13)        0.06        (2.03)        0.10

    Net income                $(1.59)       $0.58       $(0.89)       $1.20

  Average common and
   potential common
    shares outstanding   224,414,042  232,850,056  226,580,915  233,293,839

   (1) Prior year amounts have been reclassified to conform with the current year presentation.

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

  Average common and
   potential common shares
    outstanding (Basic)  221,634,819  229,438,712  223,715,544  229,779,276

                                Pitney Bowes Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)

  (Dollars in thousands, except per share data)

  Assets                             06/30/06      3/31/06(1)    06/30/05(1)
  Current assets:
    Cash and cash equivalents       $ 196,315        $195,341      $276,884
    Short-term investments,
     at cost which approximates
     market                            81,504          70,795        72,836
    Accounts receivable, less
     allowances:
     06/06 $46,856  03/06 $46,646
     06/05 $50,977                    660,092         660,270       617,066
    Finance receivables, less
     allowances:
     06/06 $46,435  03/06 $56,488
     06/05 $66,673                  1,285,907       1,425,953     1,331,618
    Inventories                       243,225         225,870       237,146
    Other current assets and
     prepayments                      225,588         215,225       210,791
    Assets of discontinued
     operations                     1,218,435            -             -

       Total current assets         3,911,066       2,793,454     2,746,341

  Property, plant and equipment,
   net                                621,627         615,544       633,991
  Rental property and equipment,
   net                                480,942       1,006,466     1,024,349
  Property leased under capital
   leases, net                          2,396           2,673         2,572
  Long-term finance receivables,
   less allowances:
   06/06 $37,540  03/06 $70,133
   06/05 $85,731                    1,511,722       1,831,442     1,774,808
  Investment in leveraged leases      255,724       1,413,717     1,447,588
  Goodwill                          1,753,812       1,646,883     1,609,849
  Intangible assets, net              375,826         349,564       347,414
  Other assets                        799,506         928,719       942,700

  Total assets                     $9,712,621     $10,588,462   $10,529,612

  Liabilities and stockholders' equity Current liabilities:
    Accounts payable and
     accrued liabilities           $1,478,114      $1,453,640    $1,491,710
    Income taxes payable              220,503          85,806       116,290
    Notes payable and current
     portion of long-term
     obligations                      707,050         894,232     1,490,067
    Advance billings                  491,856         496,535       483,344
    Liabilities of discontinued
     operations                     1,448,121            -             -

       Total current liabilities    4,345,644       2,930,213     3,581,411

  Deferred taxes on income            527,538       1,907,769     1,689,340
  Long-term debt                    3,363,665       3,778,208     3,223,272
  Other noncurrent liabilities        270,901         313,673       329,866

       Total liabilities            8,507,748       8,929,863     8,823,889

  Preferred stockholders'
   equity in a subsidiary
   company                            310,000         310,000       310,000

  Stockholders' equity:
    Cumulative preferred stock,
     $50 par value, 4% convertible         17              17            17
    Cumulative preference stock,
     no par value, $2.12 convertible    1,105           1,140         1,173
    Common stock, $1 par value        323,338         323,338       323,338
    Capital in excess of par value    229,745         224,624       211,727
    Retained earnings               3,978,614       4,405,405     4,230,239
    Accumulated other comprehensive
     income                           181,521          97,125       123,156
    Treasury stock, at cost        (3,819,467)     (3,703,050)   (3,493,927)

       Total stockholders' equity     894,873       1,348,599     1,395,723

  Total liabilities and
   stockholders' equity            $9,712,621     $10,588,462   $10,529,612

   (1) Prior period amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
                                Revenue and EBIT
                                Business Segments
                                  June 30, 2006
                                   (Unaudited)

  (Dollars in thousands)
                                                                        %
                                              2006         2005(2)   Change
  Second Quarter

      Revenue

      U.S. Mailing                          $567,766      $561,232      1%
      International Mailing                  249,490       228,110      9%
      Production Mail                        133,264       125,529      6%
      Software                                47,640        38,138     25%
      Mailstream Solutions                   998,160       953,009      5%

      Management Services                    267,548       275,568     (3%)
      Mail Services                           90,749        81,764     11%
      Marketing Services                      32,753        12,265    167%
      Mailstream Services                    391,050       369,597      6%

      Total Revenue                       $1,389,210    $1,322,606      5%

      EBIT (1)

      U.S. Mailing                          $234,104      $224,926      4%
      International Mailing                   42,379        44,707     (5%)
      Production Mail                         15,281        10,003     53%
      Software                                 5,207         3,695     41%
      Mailstream Solutions                   296,971       283,331      5%

      Management Services                     21,860        18,004     21%
      Mail Services                            8,970         3,071    192%
      Marketing Services                       3,616         2,266     60%
      Mailstream Services                     34,446        23,341     48%

      Total EBIT                            $331,417      $306,672      8%

      Unallocated amounts:
         Interest, net                       (55,070)      (45,155)
         Corporate expense                   (50,733)      (49,720)
         Restructuring charge                 (5,041)      (26,402)
      Income before income taxes            $220,573      $185,395

   (1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

   (2) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
                                Revenue and EBIT
                                Business Segments
                                  June 30, 2006
                                   (Unaudited)

  (Dollars in thousands)
                                                                        %
                                              2006         2005(2)   Change
  Year to Date

      Revenue

      U.S. Mailing                        $1,142,757    $1,111,883      3%
      International Mailing                  488,998       460,167      6%
      Production Mail                        250,056       244,778      2%
      Software                                89,635        74,055     21%
      Mailstream Solutions                 1,971,446     1,890,883      4%

      Management Services                    535,051       543,473     (2%)
      Mail Services                          184,847       163,915     13%
      Marketing Services                      59,511        12,265    385%
      Mailstream Services                    779,409       719,653      8%

      Total Revenue                       $2,750,855    $2,610,536      5%

      EBIT (1)

      U.S. Mailing                          $465,479      $443,773      5%
      International Mailing                   87,722        93,419     (6%)
      Production Mail                         18,844        10,569     78%
      Software                                 9,617         6,563     47%
      Mailstream Solutions                   581,662       554,324      5%

      Management Services                     42,391        31,995     32%
      Mail Services                           20,656         7,347    181%
      Marketing Services                       5,716         2,266    152%
      Mailstream Services                     68,763        41,608     65%

      Total EBIT                            $650,425      $595,932      9%

      Unallocated amounts:
         Interest, net                      (108,638)      (87,065)
         Corporate expense                   (97,220)      (94,979)
         Restructuring charge                (10,638)      (10,562)
         Other expense                           -         (10,000)
      Income before income taxes            $433,929      $393,326

   (1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

   (2) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
       Reconciliation of Reported Consolidated Results to Adjusted Results
                                   (Unaudited)

  (Dollars in thousands, except per share amounts)

                                       Three months ended   Six months ended
                                            June 30,            June 30,
                                         2006      2005      2006      2005
  GAAP income from continuing
   operations after income taxes,
   as reported                       $121,252  $121,240  $258,111  $256,602
      Restructuring charge              3,227    16,897     6,809     7,666
      Tax settlement                   20,000       -      20,000       -
      Contributions to charitable
       foundations                        -         -         -       6,100
  Income from continuing operations
    before income taxes, as adjusted $144,479  $138,137  $284,920  $270,368

  GAAP diluted earnings per share,
   as reported                          $0.54     $0.52     $1.14     $1.10
      Restructuring charge               0.01      0.07      0.03      0.03
      Tax settlement                     0.09       -        0.09       -
      Contributions to charitable
       foundations                        -         -         -        0.03
  Diluted earnings per share from
   continuing operations, as adjusted   $0.64     $0.59     $1.26     $1.16

  GAAP net cash provided by
   operating activities,
    as reported                      $143,330   $19,462  $429,564  $209,533
       Capital expenditures           (76,502)  (68,141) (159,517) (147,680)
       Restructuring payments and
        other                           2,785   (13,554)   (9,190)   (9,657)
       Contributions to charitable
        foundations                       -         -         -      10,000
       IRS bond payment                   -     200,000       -     200,000
  Free cash flow, as adjusted         $69,613  $137,767  $260,857  $262,196
                                                                   `
Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.